Exhibit 10.41

FORM OF
THE ADVISORY BOARD COMPANY
AWARD AGREEMENT FOR
INDUCEMENT NON-QUALIFIED STOCK OPTIONS
FOR GOOD AND VALUABLE CONSIDERATION, The Advisory Board Company, a Delaware corporation (the “Company”), hereby grants to Optionee named below the stock option (the “Option”) to purchase any part or all of the number of shares of its common stock, par value $0.01 per share (the “Common Stock”), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Award Agreement, The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees (as may be amended from time to time, the “Plan”), the Vesting Schedule, a copy of which is attached hereto, and the Standard Terms and Conditions for Non-Qualified Stock Options, a copy of which is attached hereto, as may be amended from time to time. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Plan.

Plan:

Name of Optionee:

Grant Date:

Number of Shares of Common Stock covered by Option:

Exercise Price Per Share:

Expiration Date:

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. By executing and delivering this Award Agreement, Optionee acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Award Agreement, the Vesting Schedule attached hereto and made a part hereof, the Standard Terms and Conditions attached hereto and made a part hereof, and the Plan.

THE ADVISORY BOARD COMPANY	THE OPTIONEE
By:

Name:	Name:

Title:	Address:

THE ADVISORY BOARD COMPANY
STANDARD TERMS AND CONDITIONS FOR
INDUCEMENT NON-QUALIFIED STOCK OPTIONS
1.    TERMS OF OPTION
The Advisory Board Company, a Delaware corporation (the “Company”), has granted to the Optionee named in the Award Agreement to which these Standard Terms and Conditions are attached (the “Award Agreement”) options (the “Option”) to purchase any part or all of the number of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), set forth in the Award Agreement, at the purchase price per share and upon the other terms and subject to the conditions set forth in the Award Agreement, including the Vesting Schedule attached thereto (the “Vesting Schedule”), these Standard Terms and Conditions, and the Plan specified in the Award Agreement (the “Plan”). For purposes of these Standard Terms and Conditions and the Award Agreement, any reference to the Company shall include a reference to any Subsidiary. Certain capitalized terms not otherwise defined herein are defined in the Plan.
2.    EXERCISE OF OPTION
The exercise price (the “Exercise Price”) of the Option is set forth in the Award Agreement. To the extent not previously exercised (and subject to termination as provided in these Standard Terms and Conditions or the Plan, or as determined or approved by the Administrator), the Option shall be exercisable on and after the date and to the extent it becomes vested, as described in the Vesting Schedule, to purchase up to that number of shares of Common Stock as set forth in the Award Agreement.
To exercise the Option (or any part thereof), the Optionee shall deliver a “Notice of Exercise” to the Company specifying the number of whole shares of Common Stock the Optionee wishes to purchase and how the Optionee’s shares of Common Stock should be registered (in the Optionee’s name only or in the Optionee’s and the Optionee’s spouse’s names as community property or as joint tenants with right of survivorship).
The Company shall not be obligated to issue any shares of Common Stock until the Optionee shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid:

A.	in cash,

B.
by payment under an arrangement with a broker where payment is made pursuant to an irrevocable commitment by a broker to deliver all or part of the proceeds from the sale of the Option shares to the Company,

C.
by tendering (either physically or by attestation) shares of Common Stock owned by the Optionee that have a fair market value on the date of exercise equal to the total Exercise Price but only if such will not result in an accounting charge to the Company, or

D.	by any combination of the foregoing or in such other form(s) of consideration as the Administrator (as defined in the Plan) in its discretion shall specify.
Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

3.    EXPIRATION OF OPTION
Except as provided in this Section 3 or as set forth in the Vesting Schedule, the Option shall expire and cease to be exercisable as of the Expiration Date set forth in the Award Agreement or, if earlier, as set forth below:

A.
Upon the death of the Optionee while in the employ of the Company or any Subsidiary or while serving as a member of the Board, or upon the date of a termination of the Optionee’s employment as a result of the Total and Permanent Disablement of the Optionee, (i) any part of the Option that is unexercisable as of the date of death or termination, as the case may be, shall remain unexercisable and shall terminate as of such date and (ii) any part of the Option that is exercisable as of the date of death or termination, as the case may be, shall expire on the earlier of twelve (12) months following such date and the Expiration Date of the Option.

B.
Upon the date of a termination of the Optionee’s employment or service with the Company, (i) any part of the Option that is unexercisable as of such termination date shall remain unexercisable and shall terminate as of such date, and (ii) any part of the Option that is exercisable as of such termination date shall expire on the earlier of ninety (90) days following such date or the Expiration Date of the Option.

4.    RESTRICTIONS ON RESALES OF OPTION SHARES
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Optionee or other subsequent transfers by the Optionee of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Optionee and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
5.    INCOME TAXES; TAX WITHHOLDING OBLIGATIONS
The Optionee will be subject to federal and state income and other tax withholding requirements on the date determined by applicable law (generally, the date of exercise), based on the excess of the fair market value of the shares of Common Stock underlying the portion of the Option that is exercised over the Exercise Price.  The Optionee will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the exercise of the Option, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax  Withholding Obligation”).  The Optionee will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion.
The Company may refuse to issue any shares of Common Stock to the Optionee until the Optionee satisfies the Tax Withholding Obligation.  The Optionee acknowledges that the Company has the right to retain without notice from shares issuable upon exercise of the Option (or any portion thereof) or from salary or other amounts payable to the Optionee, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.
The Optionee is ultimately liable and responsible for all taxes owed by the Optionee in connection with the Option, regardless of any action the Company takes or any transaction pursuant to this Section 5 with respect to any Tax Withholding Obligations that arise in connection with the Option. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or exercise of the Option or the subsequent sale of any of the shares of Common Stock acquired upon exercise of the Option. The Company does not commit and is under no obligation to structure the Option to reduce or eliminate the Optionee’s tax liability.
The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and will be interpreted accordingly.
6.    NON-TRANSFERABILITY OF OPTION
Unless otherwise provided by the Administrator, the Optionee may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Optionee during his or her lifetime. The Company may cancel the Optionee’s Option if the Optionee attempts to assign or transfer it in a manner inconsistent with this Section 6.
7.    THE PLAN AND OTHER AGREEMENTS
The provisions of the Plan are incorporated into these Standard Terms and Conditions by this reference. In the event of a conflict between the terms and conditions of these Standard Terms and Conditions and the Plan, the Plan controls.
The Award Agreement, the Vesting Schedule, these Standard Terms and Conditions, and the Plan constitute the entire understanding between the Optionee and the Company regarding the Option. Any other prior agreements, commitments or negotiations concerning the Option are superseded. The Award Agreement, the Vesting Schedule and these Standard Terms and Conditions may, however, be amended by a subsequent agreement between the Company and the Optionee that specifically addresses the treatment of the Award.
8.    LIMITATION OF INTEREST IN SHARES SUBJECT TO OPTION
Neither the Optionee (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Optionee shall have any right (including without limitation dividend and voting rights), title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Award Agreement or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it.
9.     NOT A CONTRACT FOR EMPLOYMENT
Nothing in the Plan, in the Award Agreement, the Vesting Schedule, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Optionee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Optionee’s employment or service at any time for any reason.
10.    NO LIABILITY OF COMPANY
The Company and any affiliate that is in existence or hereafter comes into existence shall not be liable to the Optionee or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Optionee or other person due to the receipt, exercise or settlement of any Option granted hereunder.
11.    NOTICES
All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:
The Advisory Board Company
2445 M Street, N.W.
Washington, D.C. 20037
Attention: Administrator of Stock Incentive Plan
If to the Optionee, to the address set forth below the Optionee’s signature on the Award Agreement.
12.    GENERAL
In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.
These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
13.     FURTHER ASSURANCES
Participant shall cooperate and take such action as may be reasonably requested by the Company in order to carry out the provisions and purposes of these Standard Terms and Conditions. Participant acknowledges and agrees that the terms and conditions of this Award, including the performance metrics set forth in the Vesting Schedule are sensitive and proprietary to the Company. The Participant shall not disclose the terms and conditions of this Award to any other person other than to Participant’s legal or tax advisor in connection with obtaining legal or tax advice. Any breach of this provision may result in forfeiture of the Award.
14.    ELECTRONIC DELIVERY
The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means. By accepting the Award, the Optionee consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by the Optionee.

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